UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-A
_____________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)
_____________________

North Carolina	56-2169715
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

370 Knollwood Street
Winston-Salem, North Carolina	27103
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Stock Purchase Rights	New York Stock Exchange, Inc.
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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: ____________ (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

     On January 14, 2013, the Board of Directors of Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of common stock, no par value, of the Company held of record at the close of business on January 24, 2013, or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be issued pursuant to a Tax Asset Protection Plan, dated as of January 14, 2013 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent.

     The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise) is attached hereto as an exhibit and is incorporated herein by reference. The description of the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K filed January 15, 2013 and is qualified in its entirety by reference to the Rights Agreement and such exhibits thereto.

Item 2. Exhibits.

Exhibit Number	Description
3.1	Restated Articles of Incorporation of Krispy Kreme Doughnuts, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed on April 15, 2010).

4.1

Tax Asset Protection Plan, dated as of January 14, 2013, between Krispy Kreme Doughnuts, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and Election to Exercise (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on January 15, 2013).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KRISPY KREME DOUGHNUTS, INC.
DATED: January 15, 2013

	By:	/s/ Douglas R. Muir
	Name:	Douglas R. Muir
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Restated Articles of Incorporation of Krispy Kreme Doughnuts, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed on April 15, 2010).

4.1

Tax Asset Protection Plan, dated as of January 14, 2013, between Krispy Kreme Doughnuts, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and Election to Exercise (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on January 15, 2013).